Exhibit 10.1

SEPARATION AND CONSULTING AGREEMENT

This Separation and Consulting Agreement (“Agreement”) is made and entered into by and among FLIR Systems, Inc. (the “Company”), on the one hand, and Todd M. DuChene (“Executive”) on the other hand (collectively, the “Parties”).

RECITALS

WHEREAS, Executive is employed by the Company as Senior Vice President, General Counsel, Secretary and Chief Compliance Officer;

WHEREAS, Executive is a participant in the FLIR Systems, Inc. Severance Plan as effective May 1, 2017 (the “Severance Plan”) and may be eligible for certain benefits of the Severance Plan, subject to Executive’s compliance with the requirements of the Severance Plan.

WHEREAS, Executive is a party to an agreement protecting the confidentiality of Company information in connection with Executive’s employment with the Company (the “Confidentiality Agreement”);
WHEREAS, the Company has agreed to accept Executive’s resignation of his employment and Board position with the Company effective March 31, 2019;
WHEREAS, the Company would like to retain Executive’s services as a consultant after the termination of his employment and Executive has agreed to provide such services; and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Executive may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company including, without limitation, the benefits of the Severance Plan.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

1.Separation of Employment. Executive and the Company mutually agree to terminate Executive’s employment “other than for cause” as set forth in Section 4.1 of the Severance Plan effective no later than March 31, 2019 (the “Termination Date”) and waive the notice provisions and other requirements of the Severance Plan. Executive understands and agrees that he remains an at-will employee and that either the Company or Executive may terminate Executive’s employment at any time, for any or no reason, with or without prior notice. If termination of employment occurs before March 31, 2019, the “Termination Date” will be the effective date of such earlier termination of employment. Until the Termination Date, Executive will continue to serve in the role of Senior Vice President, General Counsel and Secretary. Executive will stop serving as the Company’s Chief Compliance Officer effective February 9, 2019. During the remainder of his employment, Executive will use his best efforts to facilitate an effective, complete and orderly transition of all of his knowledge, duties and projects to his successor or designee(s) as may be specified by the CEO.
2.Consideration. The Company agrees to make the following payments and provide the following benefits to Executive:

99988678.4 0010327- 000151

Exhibit 10.1

a)	Salary through the Termination Date. The Company shall pay Executive his current base salary and auto allowance through the Termination Date.

b)
Bonus. The Company shall pay Executive a bonus for calendar year 2018 in an amount equal to Executive’s target bonus multiplied by the level of achievement percentage to the Company performance plan for 2018, as determined by the Compensation Committee of the Board of Directors at its February board meeting without reduction or offset of any kind. (Example: Bonus Target of 75%; 119% performance to 2018 plan; Bonus = Base Salary x Bonus Target x 1.19).

c)	Accrued Vacation. The Company shall pay Executive for 300 hours of accrued vacation within seven days following the Termination Date.

d)
Severance. Provided Executive shall have signed and not revoked this Agreement in accordance with Section 24 below, the Company shall pay Executive his current base salary of $434,000 plus his current annual target bonus of $325,500 and his annual auto allowance of $18,000 (“Severance Pay”). The Severance Pay shall be paid in equal payments over 26 bi-weekly pay periods in accordance with the Company’s regular payroll practices beginning on the first payroll date that occurs after the Termination Date (“Severance Period”). Any material breach of this Agreement by Executive during the Severance Period shall entitle the Company to stop making any further payments and recover from Executive all Severance Pay paid as of date of the breach.

e)
Continued Health Benefits. The Company shall reimburse Executive for continued health coverage under COBRA for a 12 (twelve) month period following Executive’s Termination Date. The Company will provide Executive a taxable payment in an amount equal to the monthly COBRA premium that the Executive would be required to pay to continue the Executive’s group health coverage in effect on the Effective Date (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether the Executive elects COBRA continuation coverage and will commence in the month following the month of the Termination Date and continue for the period of twelve (12) months thereafter.

f)
Equity vesting. Executive’s unvested and outstanding equity awards vested or eligible for accelerated vesting identified in Exhibit A will vest in full on the Termination Date or as specified in Exhibit A and options will continue to be exercisable under the terms of issuance for 3 months following the end of the Consulting Term (as defined in 3 below).

g)
Severance Plan and Change of Control Agreement. Executive agrees and confirms that the payments and benefits above include all of the payments and benefits to which he is entitled under the Severance Plan and Executive is not entitled to any additional amounts under the Severance Plan. Further, Executive agrees and confirms that all payments and benefits described above are subject to the terms of the Severance Plan (including, but not limited to, (1) the requirement that Executive comply with Section 6 of the Severance Plan, and (2) the payment timing and other rules of Sections 9 and 10 of the Severance Plan). Executive agrees and confirms that on the Effective Date (as defined in Section 24 below in this Agreement), Executive’s Change of Control Agreement dated October 21, 2014 will be terminated and of no further force or effect. Thus, following the Effective

99988678.4 0010327- 000152

Exhibit 10.1

Date, under no circumstances will Executive be entitled to any payments or benefits under the Change of Control Agreement.
3.Consulting Term. Executive shall serve as a Consultant to the Company for a period of nine (9) months Immediately following the Termination Date (the “Consulting Term”). The Company will engage Executive on an at-will basis during the Consulting Term. Accordingly, Executive understands that, during the Consulting Term, either the Company or Executive may terminate Executive’s engagement as a Consultant at any time, for any or no reason, with or without prior notice.

a)
As a Consultant, and on an as-needed basis upon reasonable notice from the Company, Executive shall provide transition and other related advisory services to the Company during the Consulting Term in order to assist in providing an effective transition of Executive’s responsibilities to Executive’s successor as directed by the Company’s Chief Executive Officer on matters involving Company legal matters and other matters as are specified by the Board or the Company’s CEO.

b)
Executive and the Company agree that, during the Consulting Term, the services that Executive may perform for the Company as a Consultant shall not be in excess of an average of ten (10) hours per month. Executive will perform these services while based in New Hampshire but may be asked to travel on behalf of Company.

c)
As compensation for Executive’s services during the Consulting Term, the Company shall pay Executive a consulting fee of $36,167 per month (pro-rated for any partial month), less applicable taxes and withholdings. Additionally, Executive’s unvested and outstanding equity awards eligible for accelerated vesting identified in Exhibit B will vest as specified in Exhibit B. Such payment is in addition to the severance payments described in Section 2 above.

d)
During the Consulting Term, upon presentation of appropriate receipts, the Company shall reimburse Executive for all documented, out-of-pocket expenses Executive incurs in the performance of Executive’s duties as a Consultant, including but not limited to expenses Executive incurs when traveling on Company business when requested by the Board or the Company’s CEO.

4.Payment of Salary and Receipt of All Benefits. Executive acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Executive.
5.Release of Claims. Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company or any of its current and former officers, directors, executives, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, professional employer organization or co-employer, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns, (collectively, the “Releasees”). Executive, on Executive’s own behalf and on behalf of Executive’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases the

99988678.4 0010327- 000153

Exhibit 10.1

Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

a)	any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;

b)
any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c)
any and all contract or tort claims, including but not limited to, wrongful discharge of employment, termination in violation of public policy, discrimination, harassment, retaliation, breach of contract (both express and implied), breach of covenant of good faith and fair dealing (both express and implied), promissory estoppel, negligent or intentional infliction of emotional distress, fraud, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, conversion, and disability benefits;

d)
any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Equal Pay Act, the Fair Labor Standards Act, the Fair Credit Reporting Act, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Executive Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, the Immigration Reform and Control Act, Oregon Equality Act, Oregon Age Discrimination Law, Oregon Discrimination Against Injured Workers Law, Oregon Disability Discrimination Law, Oregon Family Leave Act, Oregon Whistleblower Protection Statute, Oregon Wage and Hour Law, as amended, Oregon Minimum Wage and Employment Conditions Law, Oregon Economic Dislocations Act, Oregon Contracts of Teachers and Administrators Law and all state corollaries under New Hampshire law;

e)	any and all claims for violation of the federal or any state constitution;

f)	any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g)
any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and

h)	any and all claims for attorneys’ fees and costs.
Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations

99988678.4 0010327- 000154

Exhibit 10.1

incurred under this Agreement. This release does not release claims that cannot be released as a matter of law, including any Protected Activity (as defined below). This release does not extend to any right Executive may have to unemployment compensation benefits nor does this release waive or release any claim or right to indemnification under applicable contract or state or federal law.
6.Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 ("ADEA"), and that this waiver and release is knowing and voluntary. Executive agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that he has been advised by this writing that: (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has twenty-one (21) days within which to consider this Agreement; (c) Executive has seven (7) days following Executive’s execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until the day following expiration of the revocation period; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the 21-day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Executive acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Agreement on the Company’s behalf that is received prior to the Effective Date. The Parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.

7.Unknown Claims. Executive acknowledges that Executive has been advised to consult with legal counsel and that Executive is familiar with the principle that a general release does not extend to claims that the releaser does not know or suspect to exist in Executive’s favor at the time of executing the release, which, if known by Executive, must have materially affected Executive’s settlement with the releasee. Executive, being aware of said principle, agrees to expressly waive any rights Executive may have to that effect, as well as under any other statute or common law principles of similar effect.

8.No Pending or Future Lawsuits. Executive represents that Executive has no lawsuits, claims, or actions pending in Executive’s name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Executive also represents that Executive does not intend to bring any claims on Executive’s own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

9.Confidentiality. Subject to Section 12 governing Protected Activity, Executive agrees to maintain in complete confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Separation Information”). Except as required by law, Executive may disclose Separation Information only to Executive’s immediate family members, the Court in any proceedings to enforce the terms of this Agreement, Executive’s attorney(s), and Executive’s accountant(s) and any professional tax advisor(s) to the extent that they need to know the Separation Information in order to provide advice on tax treatment or to prepare tax returns, and must prevent disclosure of any Separation Information

99988678.4 0010327- 000155

Exhibit 10.1

to all other third parties. Executive agrees that Executive will not publicize, directly or indirectly, any Separation Information.

Executive acknowledges and agrees that the confidentiality of the Separation Information is a material term of this Agreement. The Parties agree that if the Company proves that Executive breached this Confidentiality provision, the Company shall be entitled to an award of its costs spent enforcing this provision, including all reasonable attorneys’ fees associated with the enforcement action, without regard to whether the Company can establish actual damages from Executive’s breach, except to the extent that such breach constitutes a legal action by Executive that directly pertains to the ADEA. Any such individual breach or disclosure shall not excuse Executive from Executive’s obligations hereunder, nor permit Executive to make additional disclosures. Executive warrants that Executive has not disclosed, orally or in writing, directly or indirectly, any of the Separation Information to any unauthorized party.

10.Trade Secrets and Confidential Information/Company Property. Executive agrees at all times hereafter to hold in the strictest confidence, and not to use or disclose to any person or entity, any Confidential Information of the Company and, if applicable, to continue to abide by the terms of the Confidentiality Agreement. Executive understands that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom Executive has called or with whom Executive became acquainted during the term of Executive’s employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, or other business information disclosed to Executive by the Company either directly or indirectly, in writing, orally, or by drawings or observation of parts or equipment. Executive further understands that Confidential Information does not include any of the foregoing items that have become publicly known and made generally available through no wrongful act of Executive’s or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof. Executive hereby grants consent to notification by the Company to any new employer about Executive’s obligations under this paragraph. Executive represents that Executive has not to date misused or disclosed Confidential Information to any unauthorized party. Executive’s signature below constitutes Executive’s certification under penalty of perjury that Executive will return at the conclusion of the Consulting Term all documents and other items provided to Executive by the Company, developed or obtained by Executive in connection with Executive’s employment or consultancy with the Company, or otherwise belonging to the Company.

11.No Cooperation. Subject to Section 12 governing Protected Activity, Executive agrees that Executive will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Executive agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Executive shall state no more than that Executive cannot provide counsel or assistance.

99988678.4 0010327- 000156

Exhibit 10.1

12.Protected Activity Not Prohibited. Executive understands that nothing in this Agreement shall in any way limit or prohibit Executive from engaging in any Protected Activity. For purposes of this Agreement, “Protected Activity” shall mean filing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”). Executive understands that in connection with such Protected Activity, Executive is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information under the Confidentiality Agreement and/or Section 11 of this Agreement to any parties other than the Government Agencies. Executive further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications. Any language in the Confidentiality Agreement regarding Executive’s right to engage in Protected Activity that conflicts with, or is contrary to, this paragraph is superseded by this Agreement. In addition, pursuant to the Defend Trade Secrets Act of 2016, Executive is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

13.Non-disparagement. Executive agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees.

14.Breach. In addition to the rights provided in the “Attorneys’ Fees” section below, Executive acknowledges and agrees that any material breach of this Agreement, unless such breach constitutes a legal action by Executive challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, or of any provision of the Confidentiality Agreement and/or Section 10 of this Agreement shall entitle the Company immediately to recover and/or cease providing the consideration provided to Executive under this Agreement and to obtain damages, except as provided by law.

15.No Admission of Liability. Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Executive. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Executive or to any third party.

16.Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

99988678.4 0010327- 000157

Exhibit 10.1

17.Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Executive or made on Executive’s behalf under the terms of this Agreement. Executive agrees and understands that Executive is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Executive further agrees to indemnify and hold the Releasees harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Executive’s failure to pay or delayed payment of federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

18.Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Executive represents and warrants that Executive has the capacity to act on Executive’s own behalf and on behalf of all who might claim through Executive to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

19.Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

20.Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

21.Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Executive’s relationship with the Company, with the exception of the Confidentiality Agreement, if applicable, the Severance Plan and the Stock Agreements, except as otherwise modified or superseded herein.

22.No Oral Modification. This Agreement may only be amended in a writing signed by Executive and the Company’s Chief Executive Officer.

23.Governing Law. This Agreement shall be governed by the laws of the State of Oregon, without regard for choice-of-law provisions.

24.Effective Date. This Agreement shall be null and void if not executed by Executive within twenty-one (21) days. Executive has seven (7) days after Executive signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Executive signs this

99988678.4 0010327- 000158

Exhibit 10.1

Agreement, so long as it has been signed by the Parties and has not been revoked by Executive before that date (the “Effective Date”). For the avoidance of doubt, this Agreement will become irrevocable if not revoked by Executive within seven (7) days after Executive signs this Agreement.

25.Counterparts. This Agreement may be executed in counterparts and each counterpart shall be deemed an original and all of which counterparts taken together shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.  The counterparts of this Agreement may be executed and delivered by facsimile, photo, email PDF, or other electronic transmission or signature.

26.Voluntary Execution of Agreement. Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees. Executive acknowledges that:

a)	Executive has read this Agreement;

b)	Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Executive’s own choice or has elected not to retain legal counsel;

c)	Executive understands the terms and consequences of this Agreement and of the release it contains;

d)	Executive is fully aware of the legal and binding effect of this Agreement; and

e)	Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

27.Cooperation. Executive agrees to cooperate fully with the Company in connection with any matter or event relating to Executive’s employment or events that occurred during Executive’s employment or his consultancy, including but not limited to (a) cooperating in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Company, including any claims or actions against its affiliates and its and their officers and employees; (b) being available, upon reasonable notice to meet with the Company regarding matters in which Executive has been involved, including any contract matters or audits; (c) preparing for, attending and participating in any legal proceeding including, without limitation, depositions, consultation, discovery or trial; (d) providing affidavits and/or acting as a witness in connection with respect to any litigation or other legal proceeding affecting the Company; (e) assisting with any audit, inspection, proceeding or other inquiry. Executive understands and agrees that his duty to cooperate lasts forever and is not limited to his period of employment or the Consulting Term. Executive agrees to meet with Board members and executive staff or their authorized designee(s) at any time prior to the Termination Date and at any time during the Consulting Term to provide information about all pending matters or concerns. Executive shall provide complete information, to the best of his knowledge, of any matter that is, may be or should be of concern to the Company. The Company will reimburse Executive for all reasonable documented, out-of-pocket expenses he incurs in providing such cooperation to the Company. Executive agrees that should Executive be contacted (directly or indirectly) by any person or entity (for example, by any party representing an individual

99988678.4 0010327- 000159

Exhibit 10.1

or entity) adverse to the Company, Executive shall promptly notify the Company. In the event that Executive receives an order, subpoena, request, or demand for disclosure of the Company’s trade secrets and/or confidential and proprietary documents and information from any court or governmental agency, or from a party to any litigation or administrative proceeding, Executive shall notify the Company of same as soon as reasonably possible and prior to disclosure, in order to provide the Company with the opportunity to assert its respective interests in addressing or opposing such order, subpoena, request, or demand. Notwithstanding anything in this Agreement to the contrary, Executive and the Company agree that the obligations imposed upon him under this Section shall survive the termination or expiration of this Agreement and last forever.
28.Acknowledgments: The Parties expressly acknowledge and agree to the following: (a) except as set forth herein, Executive is not entitled to and shall not receive any additional payments or benefits of any kind from the Company, and shall not accrue additional benefits under any of the Company’s applicable employee benefit plans; and (c) with the exception of vested benefits due him under any FLIR employee benefit plan, Executive has been or will be paid all compensation to which he was otherwise entitled by the Company prior to or simultaneously with the Termination Date, and there are no additional wages or other compensation due and owing to Executive after the Termination Date, except as expressly provided in this Agreement.
29.Rule of Ambiguities; Severability: It is agreed and understood that the general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement. In the event that any language in this Agreement is found or claimed to be ambiguous, each Party shall have the same opportunity to present evidence as to the actual intent of the Parties with respect to any such purportedly ambiguous language, without any inference or presumption being drawn against the purported drafter. In the event that one or more of the provisions of this Agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected. In the event that any of the provisions with respect to confidentiality, non-competition and/or non-solicitation as set forth in this Agreement are not enforceable in accordance with their terms, Executive and the Company agree that such provisions shall be reformed to make them enforceable in the manner which provides the Company with the maximum rights and protections permitted by law.
30.Captions: The captions of the paragraphs of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

Executed and delivered, this 15th day

99988678.4 0010327- 0001510

Exhibit 10.1

of February 2019

FLIR Systems, Inc.

/s/ James J. Cannon
James J. Cannon, President and Chief Executive Officer

Executed and delivered, this 15th day	/s/ Todd M. Duchene
of February 2019	Todd M. DuChene

99988678.4 0010327- 0001511

Exhibit 10.1

Exhibit A

Grant Type	Grant Date	Unvested RSUs to vest in Full	Unvested Options to vest in Full
2016 Option	4/28/16		21,334
2016 RSU	4/28/16	4,246
2016 PRSU - ROIC	4/28/16	4,220(a)
2017 Option	4/28/17		16,473
2017 RSU	4/28/17	3,985
2017 PRSU - OM	4/28/17	8,102(b)
2017 PRSU - OM	4/28/17	4,766(b)
2018 RSU	4/27/18	7,996

(a) Actual number of shares vesting (if any) determined by performance to established metrics.
(b) Acceleration of “banked” shares (if any) determined by performance to established metrics and factored by two-thirds.

99988678.4 0010327- 0001512

Exhibit 10.1

Exhibit B

Grant Type	Grant Date	Unvested RSUs to vest in Full
2016 PRSU - TSR	4/28/16	4,350(a)
2017 PRSU - OM	4/28/17	4,051(b)
2017 PRSU - OM	4/28/17	2,383(b)
2018 PRSU - Revenue	4/27/18	0(c)
2018 PRSU - EBITDA	4/27/18	0(c)

(a) Award vests on May 1, 2019. Actual number of shares vesting (if any) determined by performance to established metrics.
(b) Acceleration of final one-third of 2017 PRSUs as of December 31, 2019 at Target payout.
(c) For avoidance of doubt, the 2018 PRSU grants will neither vest nor accelerate.

99988678.4 0010327- 0001513